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                                                                    EXHIBIT 99.1


(WEBER SHANDWICK FINANCIAL COMMUNICATIONS LOGO)                     NEWS



AT THE COMPANY                     AT THE FINANCIAL RELATIONS BOARD
James W. Christmas                 Marilynn Meek - General Info (212) 445-8451
Chairman and CEO                   Peter Seltzberg - Analyst Info (212) 445-8457
(713) 877-8006                     Suzie Pileggi- Media Info (212) 445-8170

FOR IMMEDIATE RELEASE:
September 15, 2003


           KCS ENERGY, INC. PROVIDES NOTICE OF REDEMPTION OF SERIES A
                          CONVERTIBLE PREFERRED STOCK


HOUSTON, TX, SEPTEMBER 15, 2003 -- KCS Energy, Inc. (NYSE: KCS) today announced that it has mailed a redemption notice to holders of its Series A Convertible Preferred Stock.

Pursuant to provisions in the Certificate of Designation, Preferences, Rights and Limitations of the Series A Convertible Stock, the Company has the option to redeem the convertible preferred stock if the closing price of KCS common stock exceeds $6.00 per share for 25 out of 30 consecutive trading days. This condition has been met and the Company has set October 15, 2003 as the redemption date. Holders of the Series A Convertible Preferred Stock may exercise their right to convert their preferred shares into shares of KCS Common Stock at a conversion price of $3.00 per share of KCS Common Stock at any time prior to the redemption date.


KCS is an independent energy company engaged in the acquisition, exploration, development and production of natural gas and crude oil with operations in the Mid-Continent and Gulf Coast regions. For more information on KCS Energy, Inc., please visit the Company's web site at http://www.kcsenergy.com



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5555 San Felipe, Suite 1200, Houston, TX  77056